Calculation of Filing Fee Tables
S-8
FARMERS NATIONAL BANC CORP /OH/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, without par value	Other	1,000,000	$ 14.04	$ 14,040,000.00	0.0001381	$ 1,938.92
Total Offering Amounts:						$ 14,040,000.00		$ 1,938.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,938.92
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the Farmers National Banc Corp. 2026 Equity Incentive Plan, to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of the average of the high and low prices for a common share, without par value, of Farmers, as reported on The NASDAQ Stock Market LLC on May 4, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources